As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-263317

Registration No. 333-226740

Registration No. 333-208511

Registration No. 333-186961

Registration No. 333-138767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-263317

FORM S-8

REGISTRATION STATEMENT NO. 333-226740

FORM S-8

REGISTRATION STATEMENT NO. 333-208511

FORM S-8

REGISTRATION STATEMENT NO. 333-186961

FORM S-8

REGISTRATION STATEMENT NO. 333-138767

UNDER

THE SECURITIES ACT OF 1933

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	35-1811116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2780 Waterfront Pkwy E. Drive, Suite 200

Indianapolis, Indiana 46214

(Address of Principal Executive Offices Including Zip Code)

Calumet GP, LLC Amended and Restated Long-Term Incentive Plan

Calumet GP, LLC Long-Term Incentive Plan

(Full Title of the Plan)

Gregory J. Morical

Senior Vice President, General Counsel & Secretary

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, Indiana 46214

(317) 328-5660

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Calumet Specialty Products Partners, L.P. (the “Partnership”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.

Registration Statement No. 333-263317, filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2022, registering the issuance of 1,400,000 of the Partnership’s common units representing limited partner interests (“Common Units”) under the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan (the “2022 Plan Units”);

2.

Registration Statement No. 333-226740, filed with the SEC on August 9, 2018, registering the issuance of 2,000,000 Common Units under the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan (the “2018 Plan Units”);

3.

Registration Statement No. 333-208511, filed with the SEC on December 11, 2015, registering the issuance of 3,400,000 Common Units under the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan (the “2015 Plan Units”);

4.

Registration Statement No. 333-186961, filed with the SEC on February 28, 2013, registering the issuance of 508,654 Common Units under the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan (the “2013 Plan Units”); and

5.

Registration Statement No. 333-138767, filed with the SEC on November 16, 2006, registering the issuance of 783,960 Common Units under the Calumet GP, LLC Long-Term Incentive Plan (together with the 2022 Plan Units, the 2018 Plan Units, the 2015 Plan Units and the 2013 Plan Units, the “Plan Units”).

On July 10, 2024, among other things, (a) Calumet Merger Sub II LLC merged with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly owned subsidiary of Calumet, Inc. (“New Calumet”), and all of the Common Units were exchanged into the right to receive an equal number of shares of common stock, par value $0.01 per share, of New Calumet (“Common Stock”) and (b) Calumet Merger Sub I LLC merged with and into Calumet GP, LLC (the “General Partner”), with the General Partner continuing as the surviving entity and a wholly owned subsidiary of New Calumet, and all outstanding equity interests of the General Partner were exchanged into the right to receive an aggregate of 5,500,000 shares of Common Stock and 2,000,000 warrants to purchase Common Stock (such transaction, the “Conversion”).

As a result of the completion of the Conversion, this Amendment is being filed by the Partnership to withdraw and remove from registration all of the Plan Units that remain unsold under the Registration Statements. In accordance with an undertaking made by the Partnership in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Plan Units registered under the Registration Statements that remain unsold at the termination of the offering, the Partnership hereby removes from registration any and all of the Plan Units registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Partnership certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 1, 2024.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	Calumet GP, LLC, its general partner

By:	/s/ David Lunin
Name:	David Lunin
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.